U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

UCN, INC.

(Exact name of registrant as specified in its charter)

0-26917

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(Address of principal executive offices)

(801) 320-3300

(Registrant’s telephone number)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On July 28, 2005, UCN, Inc. issued a press release entitled “UCN Promotes Childs to President Over Sales, Marketing and Support,” which includes guidance regarding revenues and EBITDA for the second calendar quarter of 2005. A copy of the press release is attached as an exhibit.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 22, 2005 UCN and Reed E. Pew agreed not to effect his engagement as Chief Financial Officer at the beginning of August 2005 as previously reported. UCN is now pursuing its search for a Chief Financial Officer.

Brett Coats, the Controller for UCN, will perform the functions normally associated with a chief financial officer on an interim basis until a permanent placement is made in the position. Mr. Coats, age 30, has been employed as the Controller of UCN since August 2004. From April 2002 to August 2004, Mr. Coats was employed as the assistant controller by a regional real estate brokerage and management affiliate of CB Richard Ellis that is based in Salt Lake City, Utah. For over two years prior to April 2004, Mr. Coats was employed by JP Realty, a public REIT based in Salt Lake City, where he performed various financial analysis and related services.

Item 9.01 Financial Statements and Exhibits

Exhibits

Attached to this report as Exhibit 99.1 is the release entitled “UCN Promotes Childs to President Over Sales, Marketing and Support” dated July 28, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: July 28, 2005	By:	/s/ Paul Jarman
Paul Jarman, President

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